Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-228146 and Form S-3 No. 333-228144) of Shell Midstream Partners, L.P. and in the related Prospectus of our reports dated February 22, 2021, with respect to the consolidated financial statements of Shell Midstream Partners, L.P., and the effectiveness of internal control over financial reporting of Shell Midstream Partners, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Houston, Texas
February 22, 2021